Dated
26 January 2006
Agreement for Lease
relating to
37 Burley Road, Leeds
between
ZURICH ASSURANCE LTD
and
OILGEAR TOWLER LIMITED

THIS AGREEMENT is dated 26th January 2006.
Parties
(1)	ZURICH ASSURANCE LTD incorporated and registered in England and Wales with company number 2456671 whose registered office is at UK Life Centre Station Road Swindon Wiltshire SN1 1EL (Landlord).
(2)	OILGEAR TOWLER LIMITED incorporated and registered in England and Wales with company number 565938 whose registered office is at Oaklands Road Rodley Leeds LS13 1LG (Tenant).
Background
The Landlord owns the leasehold estate of the property at 37 Burley Road, Leeds and has agreed to grant the Tenant a lease of the property on the terms contained in this agreement.
Agreed terms
1.	Interpretation

1.1	The definitions in this clause apply in this agreement.

Assignment: means the assignment of the Warranties to be completed in accordance with clause 2.3 in the form attached hereto

Completion Date: The day that is 5 working days after the date that the Tenant notifies the Landlord that all Investigation Reports have been carried out and they are Satisfactory Investigation Reports pursuant to its obligation under clause 3.2(e)

Contract Rate: interest at 3% over the base lending rate from time to time of HSBC Bank plc

Investigation Reports: means a ground condition survey prepared by Mill Cannon (UK) Limited in relation to the condition of the Property together with recommendations and details of any costings to put into effect such recommendations to ensure that the Property is fit for the Tenant’s use.

Landlord’s Conveyancer: Addleshaw Goddard of Sovereign Street, Leeds, LS1 1HQ or any other conveyancer whose details may be notified in writing from time to time by the Landlord to the Tenant.

Lease: the lease in the form of the lease annexed to this agreement.

Part 1 Conditions: Part 1 of the Standard Commercial Property Conditions (Second Edition) and Condition means any one of them.

Part 2 Conditions: Part 2 of the Standard Commercial Property Conditions (Second Edition).

Property: the property at 37 Burley Road, Leeds as more particularly defined in the Lease.

Rent Deposit Deed: means the Rent Deposit Deed to be completed in accordance with clause 2.2 to this Agreement in the form attached hereto

Satisfactory Investigation Reports: means Investigation Reports that are satisfactory to the Tenant acting reasonably to ensure that the Property is reasonably fit for the Tenants beneficial occupation and use.

Tenant’s Conveyancer: Gordons Riverside West Whitehall Road Leeds LS1 4AW or any other conveyancer whose details may be notified in writing from time to time by the Tenant to the Landlord.

VAT: value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement tax and any similar additional tax.

Warranties: means the warranties the subject of the Assignment and which are listed in the Assignment

1954 Act: Landlord and Tenant act 1954.

1.2	The rules of interpretation in this clause apply in this agreement.

1.3	Clause and Schedule headings do not affect the interpretation of this agreement.

1.4	Except where a contrary intention appears, a reference to a clause or a Schedule is a reference to a clause of, or Schedule to this agreement.

1.5	Unless otherwise specified, a reference to a law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.6	A person includes a corporate or unincorporated body.

1.7	Writing or written includes faxes but not e-mail.

1.8	Any obligation in this agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.9	Landlord includes the Landlord’s successors in title and any other person who is or becomes entitled to the reversion (whether immediate or not) expectant on the term to be created by the Lease.

1.10	Tenant does not include the Tenant’s successors in title.

2.	Agreement for Lease

2.1	In consideration of the Tenant’s obligations under this agreement and subject to the provisions of clause 3, the Landlord will grant to the Tenant and the Tenant will accept from the Landlord the Lease on the terms set out in this agreement. No purchase price or deposit is payable.

2.2	In consideration of the grant of the Lease the Tenant will execute and deliver to the Landlord the Rent Deposit Deed.

2.3	In consideration of the grant of the Lease the Landlord will execute and deliver the Assignment.

3.	Conditions Precedent

3.1	The grant of the Lease (and the completion of the Rent Deposit Deed and the Assignment) is conditional upon the issue of Satisfactory Investigation Reports and the following provisions shall apply in this regard:
(a)	The Tenant shall as soon as reasonably practicable after the date hereof commission the Investigation Reports.

(b)	The Landlord will allow access to the Property for the purpose of carrying out the Investigation Reports including the digging of certain trial holes in locations to be approved by the Landlord acting reasonably.

(c)	The Tenant will procure the making good of any damage caused as a result of the carrying out of any Investigation Reports as soon as reasonably practicable to the reasonable satisfaction of the Landlord.

(d)	Within 2 working days of receipt of the last of the Investigation Reports the Tenant will give written notice to the Landlord as to whether the Investigation Reports together constitute Satisfactory Investigation Reports.

(e)	If the Investigation Reports are confirmed by the Tenant not to be Satisfactory Investigation Reports by 31 January 2006 then either the Landlord or the Tenant may at any time after notification thereof by the Tenant to the Landlord give notice to the other terminating this agreement. Termination will be without prejudice to the Tenant’s obligations in clause 3.2(f) and the rights of each party in respect of any earlier breach of this agreement.

(f)	If the agreement is terminated pursuant to clause 3.2(e), the Tenant will immediately cancel all entries relating to this agreement registered against the Landlord’s title.
4.	Conditions

4.1	The Part 1 Conditions are incorporated in this agreement, in so far as they:
(a)	are applicable to the grant of a lease;

(b)	are not inconsistent with the other clauses in this agreement; and

(c)	have not been modified or excluded by any of the other clauses in this agreement.
4.2	The Part 2 Conditions are not incorporated in this agreement.

5.	Vacant possession

5.1	The Landlord will give the Tenant vacant possession of the Property on completion of the grant of the Lease.

5.2	The Tenant is not entitled to and will not be permitted to take occupation or possession of the Property or of any part of it prior to completion of the grant of the Lease and this agreement does not operate as a demise.

6.	Deducing title
The Landlord’s title to the Property has been deduced to the Tenant’s Conveyancer before the date of this agreement.

7.	Title guarantee
The Landlord will grant the Lease with full title guarantee.
8.	VAT

8.1	Each amount stated to be payable by the Tenant to the Landlord under or pursuant to this agreement is exclusive of VAT (if any).

8.2	If any VAT is chargeable on any supply made by the Landlord under or pursuant to this agreement, the Tenant will pay the Landlord an amount equal to that VAT as additional consideration on completion.

9.	Completion
Completion of the Lease, the Rent Deposit Deed and the Assignments will take place on the Completion Date.
10.	Entire Agreement

10.1	This agreement and the documents annexed to it constitute the entire agreement and understanding of the parties and supersede any previous agreement between them relating to the subject matter of this agreement.

10.2	The Tenant acknowledges and agrees that in entering into this agreement, it does not rely on and will have no remedy in respect of any statement, representation, warranty, collateral agreement or other assurance (whether made negligently or innocently) of any person (whether party to this agreement or not) other than:
(a)	as expressly set out in this agreement or the documents annexed to it; or

(b)	in any written replies which the Landlord’s Conveyancer has given to any written enquiries raised by the Tenant’s Conveyancer before the date of this agreement.
Nothing in this clause will, however, operate to limit or exclude any liability for fraud.

11.	Notices

11.1	Any notice given under this agreement must be in writing and signed by or on behalf of the party giving it.

11.2	Any notice or document to be given or delivered under this agreement must be given by delivering it personally or sending it by pre-paid first class post, or recorded delivery, or fax to the address and for the attention of the relevant party as follows:
(a)	to the Landlord at:

9/15 Sackbille Street, London, W1A 2JP

Fax No: 0207 464 5811

marked for the attention of Alex Brower

or at the Landlord’s Conveyancer, quoting the reference BDJH/77046-1599

(b)	to the Tenant at:

Oaklands Road, Rodley, Leeds

Fax No: 0113 2559537

marked for the attention of Arthur Normington

or at the Tenant’s Conveyancer, quoting the reference DHC/OIL1N.3
11.3	Giving or delivering a notice or a document to a party’s conveyancer has the same effect as giving or delivering it to that party.

11.4	Any such notice will be deemed to have been received:
(a)	if delivered personally, at the time of delivery provided that:
(i)	if delivery occurs before 9.00 am on a working day, the notice will be deemed to have been received at 9.00 am on that day; and

(ii)	if delivery occurs after 5.00 pm on a working day, or at any time on a day that is not a working day, the notice will be deemed to have been received at 9.00 am on the next working day.
(b)	in the case of pre-paid first class or recorded delivery post, at 9.00 am on the second working day after posting.

(c)	in the case of fax, at the time of transmission.
11.5	In proving service, it will be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class or recorded delivery letter or that the fax message was properly addressed and transmitted, as the case may be.

11.6	A notice given or document delivered under this agreement will not be validly given or delivered if sent by e-mail.

12.	Rights of third parties

A person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

13.	Governing law and jurisdiction
This agreement will be governed by and construed in accordance with the law of England and Wales.
This agreement has been entered into on the date stated at the beginning of it.

Signed by Threadneedle Property	/s/

Investments Limited	Authorised Signatory
for and on behalf of Zurich Assurance Limited under a Power of Attorney dated or with effect from 1 January 2005

Signed by	Illegible
Director
for and on behalf of OILGEAR
TOWLER LIMITED

Dated	2005
ZURICH ASSURANCE LTD
OILGEAR TOWLER LIMITED

LEASE
of
37 Burley Road, Leeds

Addleshaw Goddard

Contents

		Page
	Clause

1	Definitions and Interpretation	2
2	Demise and Rent	6
3	Tenant’s covenants	7
4	Landlord’s covenants	7
5	Forfeiture	7
6	Determination	8
7	Miscellaneous	9
8	References to rights	10
9	References to consents	10
10	References to payments	10
11	References to indemnities	10
12	References to rights of entry	10
13	Contracts (Rights of Third Parties) Act 1999	10

	Schedule

1	The Premises	12
2	Rights granted	13
3	Exceptions and Reservations and Title Matters	14
	Part 1 — Exceptions and Reservations	14
	Part 2 — Title Matters	15
4	Review of Basic Rent	16
5	Insurance	18
6	Tenant’s covenants	21
7	Landlord’s covenants	32

Our clients have regard to the recommendations of the voluntary Code of Practice for Commercial Leases in England and Wales.
Accordingly:
1	We draw your attention to the fact that the lease which you are proposing to take:
(a)	Is a legal document.

(b)	Will impose obligations on you, which will be enforceable against you in Court.
2	We strongly recommend that before you sign the lease you instruct your own solicitor to advise you and to explain to you the nature of the various provisions and consequences of that commitment.
We assume that you have already seen a copy of the Code. If not it can be found at Code of Practice for Commercial Leases in England and Wales or obtained from the Royal Institution of Chartered Surveyors, telephone no 020 7334 3806.

This Lease made on      2005
Between
(1)	Zurich Assurance Ltd (Company No. 2456671) whose registered office is at UK Life Centre Station Road Swindon Wiltshire SN1 1EL (Landlord)

(2)	Oilgear Towler Limited (Company No. 565938) whose registered office is at Oaklands Road Rodley Leeds LS13 1LG (Tenant)
It is agreed
1	Definitions and Interpretation

1.1	In this Lease unless the context otherwise requires the following expressions shall have the following meanings:

Authority means any statutory public local or other authority or any court of law or any government department or any of them or any of their duly authorised officers

Basic Rent means up to but excluding 1 October 2006 a peppercorn (if demanded) and from and including that date £225,000 per annum as from time to time reviewed under schedule 4 or otherwise altered

Building means any building from time to time on the Premises

CDM Regulations means the Construction (Design and Management) Regulations 1994

Conduits means sewers drains pipes wires cables ducts gutters fibres and any other medium for the passage or transmission of soil water gas electricity air smoke light information or other matters and includes where relevant ancillary equipment and structures

Connected Person means any person, firm or company which is connected with the Tenant for the purposes of section 839 Income and Corporation Taxes Act 1988

Consent means an approval permission authority licence or other relevant form of approval given by the Landlord in writing

Determination means the end of the Term however that occurs Enactment means
(a)	any Act of Parliament and

(b)	any European Community legislation or decree or other supranational legislation or decree having effect as law in the United Kingdom and references (whether specific or general) to any Enactment include any statutory modification or re-enactment of it for the time being in force and any order instrument plan regulation permission or direction made or issued under it or under any Enactment replaced by it or deriving validity from it

Environment means the “environment” as defined in section 1(2) Environmental Protection Act 1990

Environmental Damage means any reduction in value of the Landlord’s interest in the Premises or any damage to human health or man’s property or any living organism or the Environment arising from the Premises which would constitute a breach of any Legal Obligation or give rise to a civil claim for damages

Group Company means any company of which the Tenant is a Subsidiary or which has the same Holding Company as the Tenant where Subsidiary and Holding Company have the meanings given to them by section 736 Companies Act 1985

Hazardous Material means any substance known or reasonably believed to be harmful to human health or man’s property or any living organism or the Environment

Headleases shall mean the Superior Leases under which the Landlord holds the Premises dated 9 April 1997 made between Firsure Limited (1) and Martin Shelton Group Plc (2) and dated 28 November 1979 between Leeds City Council (1) and S.I Pension Trustees Limited (2) including in both cases any documents supplemental thereto

Insurance Charge means the cost to the Landlord of effecting and maintaining the Insurance Policies including where relevant the cost of assessing any insured amounts

Insurance Policies means the insurance policy or policies maintained by the Landlord or any Superior Landlord in respect of the Premises covering damage by Insured Risks Loss of Rent public liability and other matters

Insured Risks means (subject to paragraph 1.2 of schedule 5) fire storm tempest lightning explosion riot civil commotion malicious damage impact flood bursting or overflowing of water tanks burst pipes discharge from sprinklers aircraft and other aerial devices or articles dropped from them (other than war risks) and such other risks as the Landlord or any Superior Landlord may from time to time require to be covered

Insurers means the underwriters or insurance office with whom the Insurance Policies are effected

Interest Rate means 3 per cent above the base lending rate from time to time of HSBC Bank PLC or such other bank being a member of the Committee of London and Scottish Bankers as the Landlord may from time to time nominate or if that base lending rate cannot be ascertained then 3 per cent above such other rate as the Landlord may reasonably specify and where and whenever interest is payable at or by reference to the Interest Rate it shall be calculated on a daily basis and compounded on the Quarter Days

Landlord includes the immediate reversioner to this Lease from time to time

Lease means this lease and includes where relevant any deed of variation licence Consent or other document supplemental to or associated with this Lease

Legal Obligation means any obligation from time to time created by any Enactment or Authority which relates to the Premises or their use and includes without limitation obligations imposed as a condition of any Necessary Consents

Loss of Rent means loss of all Basic Rent or other income from the Premises due to damage or destruction by any of the Insured Risks for a period of 3 years having regard to potential increases in that income as a result of lettings rent reviews or other matters which may occur

Necessary Consents means planning permission and all other consents licences permissions and approvals whether of a public or private nature which shall be relevant in the context

Open Market Rent means the rent which might reasonably be expected to be paid (after the expiry of any rent free period or period of concessionary rent normally granted to an incoming tenant for the purposes of its fitting-out works) by a willing tenant to a willing landlord for a letting of the whole of the Premises in the open market with vacant possession and without a fine or premium for a term of 10 years commencing on the relevant Review Date and upon the terms of this Lease (except as to the amount of the Basic Rent but including the provisions for rent review) and upon the assumptions that:
(a)	all the covenants contained in this Lease have been complied with (save in the case of the Landlord’s wilfull or persistent breach

(b)	if the Premises or any access or essential services to them have been destroyed or damaged by an Insured Risk they have been fully restored

(c)	the Premises comply with all Legal Obligations and may lawfully be used for the purpose actually carried out at the Premises and any other purpose within the same class as that purpose under the Town and Country Planning (Use Classes) Order 1987

(d)	the Premises are available for immediate occupation and use but disregarding:
(i)	any effect on rent of the fact that the Tenant any undertenant or any of their respective predecessors in title has been or is in occupation of the Premises

(ii)	any goodwill attached to the Premises by reason of the carrying on of the business of the Tenant any undertenant or their respective predecessors in title

(iii)	any improvement to the Premises which (A) was carried out by and at the expense of the Tenant or a permitted undertenant or any of their respective predecessors in title and (B) was not carried out pursuant to an obligation to the Landlord or its predecessors in title and (C) was carried out with Consent where required under this Lease and (D) was carried out and completed during the Term or during any period of occupation immediately before the start of the Term under a licence or agreement for lease and (E) cannot give rise to any liability on the part of the Landlord to pay compensation

(iv)	any work carried out to the Premises during the Term or by the Tenant prior to the date hereof which diminishes the rental value of the Premises at the relevant Review Date

(v)	any actual or potential obligation on the Tenant or any undertenant to reinstate alterations or additions to the Premises

(vi)	any temporary works of construction demolition alteration or repair being carried out at or near the Premises
Order means the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003

Outgoings means all rates taxes charges duties assessments impositions and outgoings of any sort which are at any time during the Term payable whether by the owner or occupier of property and includes charges for electricity gas water sewerage telecommunications and other services rendered to or consumed by the relevant property but excludes tax payable by the Landlord on the receipt of the Basic Rent or on any dealings with its reversion to this Lease and input Value Added Tax suffered by the Landlord in respect of the Premises
Permitted Use means use for the manufacture repair and commissioning of hydraulic pumps or for such purposes within classes or B2 or B8 within the Town and Country Planning (Use Classes) Order 1987 as enacted at the date hereof as the Landlord may from time to time approve (such approval not to be unreasonably withheld or delayed)
Plan means the attached plan
Plant means the plant equipment and machinery from time to time in or on the Premises including without limitation any lifts hoists generators and equipment for air-conditioning ventilation heating cooling fire alarm fire prevention or fire control communication and security
Premises means the property described in schedule 1 and all additions and improvements made to it and references to the Premises shall include reference to any part of them
President means the President from time to time of the Royal Institution of Chartered Surveyors or any person authorised at the relevant time to act on his behalf
Provisional Award means an award made pursuant to paragraph 7 of schedule 4 which declares that in the opinion of the Rent Review Surveyor the Open Market Rent at the relevant Review Date is not less than the rent specified in the Provisional Award
Quarter Days means 25 March 24 June 29 September and 25 December in each year

Rent means all sums reserved as rent by this Lease
Rent Restrictions means any Enactment which restricts the right of the Landlord to review the Basic Rent or to recover any Rent under this Lease
Rent Review Surveyor means the person appointed under paragraphs 3 or 6 of schedule 4 to determine the Basic Rent at a Review Date
Review Date means                     and every fifth anniversary of that date and in addition any date on which any Rent Restrictions in force on a previous Review Date are repealed or modified
Review Period means the period commencing on a Review Date and expiring either on the day before the next Review Date or on Determination
Sign includes any sign hoarding showcase signboard bill plate fascia poster or advertisement
Superior Landlord means any party having an interest in the Premises in reversion to the Superior Lease
Superior Lease means any lease under which the Landlord may from time to time hold the Premises (which at the date hereof are the Headleases) and includes any leases in reversion to that lease
Tenant includes its successors in title

H.M. LAND REGISTRY			TITLE NUMBER WYK 606113	
ORDNANCE SURVEY PLAN REFERENCE	COUNTY WEST YORKSHIRE	SHEET	NATIONAL GRID SE 2834	SECTION W
Scale: 1/1250	LEEDS DISTRICT		© Crown copyright 1971.	

The boundaries shown by dotted lines have been plotted from the plans on the deeds. The title plan may be updated from later survey information.

BURLEY ROAD
Car Park
Yorkshire Television Studios
Engineering Works
Clothing Factory
STUDIO ROAD
Roller Skating Rink
Warehouse
El Sub Sta
Tank
Warehouse
Warehouse
KIRKSTALL ROAD

This Official Copy as uncomplete without the proceding notes page

Term means the term granted by this Lease and includes any extension holding over or continuation of it whether by Enactment agreement or otherwise

Title Matters means the matters set out in part 2 of schedule 3

Value Added Tax includes any future tax of a like nature and all references to an election by the Landlord to waive exemption under paragraph 2(1) of schedule 10 to the Value Added Tax Act 1994 shall be deemed to include any such election made by a company in the same VAT group as the Landlord

1.2	In this Lease unless the context otherwise requires:
(a)	words importing any gender include every gender

(b)	words importing the singular number only include the plural number and vice versa

(c)	words importing persons include firms companies and corporations and vice versa

(d)	references to numbered clauses and schedules are references to the relevant clause in or schedule to this Lease

(e)	reference in any schedule to numbered paragraphs are references to the numbered paragraphs of that schedule

(f)	where any obligation is undertaken by two or more persons jointly they shall be jointly and severally liable in respect of that obligation

(g)	any obligation on any party not to do or omit to do anything shall include an obligation not to allow that thing to be done or omitted to be done by any undertenant of that party or by any employee servant agent invitee or licensee of that party or its undertenant

(h)	where the Landlord or the Tenant covenant to do something they shall be deemed to fulfil that obligation if they procure that it is done

(i)	the headings to the clauses schedules and paragraphs shall not affect the interpretation

(j)	any sum payable by one party to the other shall be exclusive of Value Added Tax which shall where it is chargeable be paid in addition to the sum in question at the time when the sum in question is due to be paid subject to the provision of a value added tax invoice (where applicable)

(k)	any relevant perpetuity period shall be 80 years from the date of this Lease

(l)	any reference to statute is a reference to such statute as amended from time to time unless otherwise stated

(m)	The expression Superior Landlord shall wherever the context so admits include its respective successors in title.
2	Demise and Rent

The Landlord demises the Premises to the Tenant together with the rights set out in schedule 2 except and reserving to the Landlord the rights set out in part 1 of schedule 3 subject to the

Title Matters to hold them to the Tenant for a term of 15 years starting on 2005 paying during the Term by way of Rent:
(a)	the Basic Rent which shall be paid yearly and proportionately for any part of a year by equal quarterly instalments in advance on the Quarter Days the first payment to be made on 1 October 2006 in respect of the period from that date to the next Quarter Day and

(b)	the Insurance Charge which shall be paid as stated in paragraph 3 of schedule 5 and

(c)	any other sums which may become due from the Tenant to the Landlord under the provisions of this Lease
3	Tenant’s covenants

The Tenant covenants with the Landlord to observe and perform the covenants set out in schedule 6 and those on its part contained in schedule 5

4	Landlord’s covenants

The Landlord covenants with the Tenant that until it is released pursuant to the Landlord and Tenant Act 1995 immediately expectant upon this Lease is vested in it it shall observe and perform the covenants set out in schedule 7 and those on its part contained in schedule 5

5	Forfeiture

Without prejudice to any other rights of the Landlord if:
(a)	the whole or part of the Rent remains unpaid 28 days after becoming due (whether demanded or not) or

(b)	any of the Tenant’s covenants in this Lease are not performed or observed or

(c)	the Tenant or any guarantor of the Tenant’s obligations under this Lease:
(i)	proposes or enters into any composition or arrangement with its creditors generally or any class of its creditors or

(ii)	is the subject of any judgment or order made against it which is not complied with within 7 days or is the subject of any execution distress sequestration or other process levied upon or enforced against any part of its undertaking property assets or revenue or

(iii)	being a company:
(A)	is the subject of a petition presented or an order made or a resolution passed for winding up such company (save for the purpose of and followed within 4 months by an amalgamation or reconstruction which does not involve or arise out of insolvency or give rise to a reduction in capital and which is on terms previously approved by the Landlord) or if the company enters into administration or if any application for an administration order is made or if notice of intention to appoint an administrator is served or if the company resolves to appoint an administrator or

(B)	an encumbrancer takes possession or exercises or attempts to exercise any power of sale or a receiver or administrative receiver is appointed of the whole or any part of the undertaking property assets or revenues of such company or

(C)	stops payment or agrees to declare a moratorium or becomes or is deemed to be insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 or

(D)	without first obtaining the Consent ceases or threatens to cease to carry on its business in the normal course or
(iv)	being an individual:
(A)	is the subject of a bankruptcy petition or bankruptcy order or

(B)	is the subject of an application or order or appointment under section 253 or section 273 or section 286 Insolvency Act 1986 or

(C)	is unable to pay or has no reasonable prospect of being able to pay his debts within the meaning of sections 267 and 268 Insolvency Act 1986
(d)	any event occurs or proceedings are taken with respect to the Tenant or any guarantor of the Tenant’s obligations under this Lease in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in clause 5(c)
then and in any of such cases the Landlord may at any time (and notwithstanding the waiver of any previous right of re-entry) re-enter the Premises whereupon this Lease shall absolutely determine but without prejudice to any right of action of the Landlord in respect of any previous breach by the Tenant of this Lease

6	Determination

6.1	The Tenant may determine this Lease on the 10th anniversary of the commencement of the Term by serving on the Landlord no less than 12 months’ written notice specifying that it wishes to determine the Lease

6.2	This Lease shall only determine as a result of notice served by the Tenant under clause 6.1 if:
(a)	that notice has been served strictly in accordance with that clause and

(b)	on the intended date of Determination the Tenant has paid the Basic Rent up to and including the proposed date of Determination and if the first rent review is pending then in this case the rent at the amount payable immediately before the first Review Date
6.3	The Landlord may in its absolute discretion waive compliance with all or any of the conditions or obligations set out in clause 6.2 but unless otherwise expressly agreed in writing such waiver shall not relieve the Tenant from liability to comply with the relevant condition or obligation

6.4	If the provisions of this clause 6 are complied with then upon the expiry of the relevant notice of Determination this Lease shall determine but without prejudice to any right of action of the

Landlord in respect of any previous breach by the Tenant of this Lease and without prejudice also to the continuing operation of this clause 6

6.5	Time is of the essence in respect of this clause 6

6.6	Any notice of Determination served under this clause 6 shall be irrevocable

7	Miscellaneous

7.1	Except to the extent that the Landlord may be liable under its covenants in schedule 7 or by law not withstanding any agreement to the contrary the Landlord shall not be liable in any way to the Tenant or any undertenant or any servant agent licensee or invitee of the Tenant or any undertenant by reason of:
(a)	any act neglect default or omission of any of the tenants or owners or occupiers of any adjoining or neighbouring premises or of any representative or employee of the Landlord (unless acting within the scope of the express authority of the Landlord) or

(b)	the defective working stoppage or breakage of or leakage or overflow from any Conduit provided that the Landlord uses all reasonable endeavours to minimise the period of such event
7.2	Nothing in this Lease shall imply or warrant that the Premises may lawfully be used for the Permitted Use and the Tenant acknowledges and admits that no such representation or warranty has ever been made by or on behalf of the Landlord

7.3	The Landlord and the Tenant shall not be liable to each other for breach of any covenant in this Lease to the extent that its performance or observance becomes impossible or illegal but subject to the other provisions of this Lease the Term and the Tenant’s liability to pay the Rent shall not cease or be suspended for that reason

7.4	The Landlord shall incur no liability to the Tenant or any undertenant or any predecessor in title of either of them by reason of any approval given to or inspection made of any drawings plans specifications or works prepared or carried out by or on behalf of any such party nor shall any such approval or inspection in any way relieve the Tenant from its obligations under this Lease

7.5	The Tenant shall not be or become entitled to any easement right quasi-easement or quasi-right and section 62 Law of Property Act 1925 shall not apply to this Lease

7.6	This Lease does not pass to the Tenant the benefit of or the right to enforce any covenants which now benefit or which may in the future benefit the reversion to this Lease, and the Landlord shall be entitled acting reasonablyto waive, vary or release any such covenants

7.7	Section 196 Law of Property Act 1925 (as amended by the Recorded Delivery Service Act 1962) shall apply to all notices which may need to be served under this Lease

7.8	Any Dispute arising between the Tenant or any undertenant and any owner or occupier (other than the Landlord) of adjacent property owned (whether freehold or leasehold) by the Landlord as to any right or privilege or any party or other wall or otherwise shall (except where it relates to a matter of law) be determined on behalf of the Tenant or any undertenant by the Landlord or someone appointed by him and any such decision shall bind the Tenant or any undertenant who shall pay the cost of obtaining it

7.9	This Lease is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995

7.10	If the Landlord and the Tenant agree in writing that the Tenant may defer payment of any sums due under this Lease then for the purposes of this Lease (and of section 17 Landlord and Tenant (Covenants) Act 1995) those sums shall be deemed to be due for payment on the deferred date so agreed, and not on the earlier date on which they would, but for that agreement, have fallen due

7.11	If at any time during the Term the Landlord shall grant a tenancy of the reversion immediately expectant on the determination of this Lease whether pursuant to section 19 Landlord and Tenant (Covenants) Act 1995 or otherwise any covenant on the part of the Tenant to obtain the consent of the Landlord under this Lease to any dealing shall be deemed to include a further covenant also to obtain the Consent of the lessor under such tenancy to such dealing

8	References to rights

Any reference to any right or easement exercisable by the Landlord including the rights and easements specified in part 1 of schedule 2 hereto shall be deemed to include the exercise of such right or easement by the Superior Landlord or any mortgagee of the Landlord or of the Superior Landlord.

9	References to consents

In every case where there is an obligation on the part of the Tenant to obtain consent or approval from the Landlord there shall be deemed to be included an obligation to obtain consent and approval from the Superior Landlord and from any mortgagee of the Landlord and of the Superior Landlord and the Landlord shall be entitled to withhold the giving of its consent or approval until the consent or approval of the Superior Landlord and any such mortgagee has first been granted.

10	References to payments

In every case where there is provision for repayment to the Landlord by the Tenant of any expenses incurred by the Landlord then in the event of any expenses being incurred by the Superior Landlord there shall be deemed to be included a similar covenant by the Tenant to repay any expenses incurred by the Superior Landlord.

11	References to indemnities

Any indemnities in favour of the Landlord shall be deemed to incorporate indemnities in favour of the Superior Landlord.

12	References to rights of entry

All rights of entry exercisable by the Landlord or the Superior Landlord or any mortgagee or persons authorised by the Landlord or the Superior Landlord shall extend to and include their respective surveyors servants contractors agents licensees and workpeople with or without plant appliances and materials.

13	Contracts (Rights of Third Parties) Act 1999

13.1	Unless the right of enforcement is expressly provided, it is not intended that a third party should have the right to enforce any term of this lease pursuant to the Contracts (Rights of

Third Parties) Act 1999, but this does not affect any rights which are available apart from that Act

13.2	The parties may, by agreement, rescind or vary this lease without the consent of a third party to whom the right of enforcement of any of its terms has been expressly provided
Executed as a deed by the parties or their duly authorised representatives on the date of this Lease

Schedule 1
The Premises
The property known as 37 Burley Road, Leeds shown edged red on the Plan

Schedule 2
Rights granted
In this Schedule only Premises means that part of the Premises as is coloured blue on the Plan:
1	The right to the free and uninterrupted passage of water sewage gas electricity telephone and other services or supplies from and to the Premises in and through the Pipes that serve the Premises laid in on under or over the land edged green on the Plan (Estate) (in common with the Superior Landlord and any other persons having a like right)

2	The right for the Tenant and all persons expressly or by implication authorised by it to enter into and upon the Estate for the purposes of inspecting cleansing maintaining repairing and renewing Conduits subject to the Tenant causing as little damage and disturbance as possible in the exercise of the rights and forthwith making good at no cost to the Landlord or the Superior Landlord all damage thereby occasioned

Schedule 3
Exceptions and Reservations and Title Matters
Part 1 — Exceptions and Reservations
1	The rights for the Landlord and all others from time to time authorised by the Landlord or otherwise entitled and without any liability to pay compensation:
(a)	to carry out works to any other property and to use them in whatever manner may be desired and to consent to others doing so whether or not in each case the access of light and air to the Premises or any other amenity from time to time enjoyed by them shall be affected in any way

(b)	to connect to and use all Conduits from time to time within or forming part of the Premises provided such connection does not take away capacity required by the Tenant for the use of the Premises of its business operations

(c)	upon reasonable prior written notice to the Tenant (except in emergency when no notice need be given) to enter and remain on the Premises with or without tools appliances scaffolding and materials for the purposes of:
(i)	installing inspecting repairing renewing reinstalling cleaning maintaining removing or connecting up to any Conduits or

(ii)	inspecting cleaning altering repairing maintaining renewing demolishing or rebuilding any adjoining or adjacent premises or

(iii)	carrying out works which are the responsibility of the Tenant under this Lease but which the Tenant has failed to carry out

(iv)	complying with the Landlord’s obligations under this Lease or with any other Landlord’s Legal Obligation

(v)	inspecting the Premises for any reasonable purpose including ascertaining whether the Tenant is complying with its obligations under this Lease the person entering causing as little damage and inconvenience as reasonably possible and making good at its expense any damage caused to the Premises by such entry to the reasonable satisfaction of the Tenant

Part 2 — Title Matters
The easements rights covenants and other matters contained or referred to in the registers of title numbers WYK606113 and WYK191966

Schedule 4
Review of Basic Rent
1	On each Review Date the Basic Rent shall be reviewed in accordance with this schedule and the Basic Rent payable in respect of each Review Period shall be the higher of the Basic Rent payable immediately before that Review Period (ignoring for this purpose any rent cesser or reduction under paragraph 4 of schedule 5 then current) and the Open Market Rent on the Review Date

2	The Landlord and the Tenant shall seek to agree the amount of the Open Market Rent in respect of each Review Period but if they have not agreed it by the date 3 months before the relevant Review Date then either party may require the matter to be determined by the Rent Review Surveyor

3	The Rent Review Surveyor shall be a professionally qualified surveyor or valuer and shall be previously agreed upon between the Landlord and the Tenant or (in the absence of such agreement prior to the date 1 month before the relevant Review Date) nominated on the application of either the Landlord or the Tenant or both of them jointly by the President

4	The Rent Review Surveyor shall act as an arbitrator in accordance with the Arbitration Act 1996 (but it is hereby agreed that such arbitrator shall not take the initiative in ascertaining the facts and/or the law and that Section 34(2)(g) of the Arbitration Act 1996 shall not apply) unless the Landlord specifies otherwise in writing before the Rent Review Surveyor is appointed in which case he shall:
(a)	act as an expert and

(b)	allow the parties a reasonable opportunity of making representations and counter- representations to him and

(c)	take those representations and counter-representations into account and

(d)	if required by either party give written reasons for his determination
5	The award of the Rent Review Surveyor shall be binding on the parties and the costs of the reference to him and of his determination (including his own fees and expenses and the legal and other costs of the parties) shall lie in his award

6	If the Rent Review Surveyor dies or becomes unwilling to act or becomes incapable of acting the President may upon the application of either the Landlord or the Tenant or both of them jointly discharge him and appoint another Rent Review Surveyor to act in his place and in the same capacity and this shall be repeated as many times as the circumstances may require

7	In addition to the powers conferred on him by law the Rent Review Surveyor shall have power on the application of the Landlord (and having allowed a reasonable opportunity to both parties to make representations and counter representations) to make a Provisional Award. If he does so the following provisions shall apply:
(a)	until the Rent Review Surveyor makes his final award (or the Open Market Rent is agreed by the Landlord and the Tenant) the Provisional Award shall have the same effect as a final award, except that paragraph 9 shall not apply in respect of it. To avoid doubt paragraph 8 shall apply

(b)	upon the Open Market Rent being finally determined either by the Rent Review Surveyor’s final award, or by agreement between the Landlord and the Tenant, if the Open Market Rent as finally determined is:
(i)	higher than the Open Market Rent specified in the Provisional Award then the Tenant shall on the date of the final determination pay the amount of any increase above the amount specified in the Provisional Award for the period from and including the relevant Review Date up to the Quarter Day following the final determination together with interest on each part of that payment at the rate specified in paragraph 8 for the period on and from the date on which that part would have been payable had the Provisional Award been made before the Review Date and had the final determination been made on the date the Provisional Award was actually made up to the date on which payment is due

(ii)	less than the Open Market Rent specified in the Provisional Award then the Landlord shall on the date of the final determination pay the amount of the shortfall for the period from and including the relevant Review Date up to the Quarter Day following the final determination together with interest on each part of that payment at the rate referred to in paragraph 8 for the period on and from the date on which each over-payment was made up to the date on which payment is due. Without prejudice to its other rights the Landlord may set any sums due from the Tenant off against its own liability to make payment under this paragraph
8	If for any reason the Open Market Rent is not agreed or determined until after the relevant Review Date the Tenant shall continue to pay the Basic Rent at the rate applicable immediately before that date and on the day on which the Open Market Rent is agreed or determined the Tenant shall pay the amount of any increase for the period from and including the relevant Review Date up to the Quarter Day following that agreement or determination together with interest on each part of that payment at 4 per cent below the Interest Rate for the period on and from the date on which that part would have been payable had the Open Market Rent been agreed before the Review Date up to the date on which payment is due

9	Within 28 days of the Open Market Rent being agreed or determined a memorandum recording the increased Basic Rent (or the fact that there is no increase) shall be executed by the parties and attached to this Lease and the Counterpart but that memorandum shall be regarded as evidential only and its absence shall not affect the liability of the Tenant to pay any increased Basic Rent

10	Time is not of the essence in this schedule

Schedule 5
Insurance
1	Landlord’s insurance obligations

1.1	The Landlord shall effect and maintain the following insurances in respect of the Premises:
(a)	insurance against damage or destruction by the Insured Risks in a sum equal to the Landlord’s estimate from time to time of the full reinstatement cost of the Building and other structures on the Premises including:
(i)	the cost of demolition shoring up and site clearance

(ii)	all architects’ surveyors’ and other professional fees and incidental expenses in connection with reinstatement

(iii)	Value Added Tax on those amounts to the extent applicable and to the extent that the Landlord may not be able to recover that Value Added Tax from HM Customs & Excise
(b)	third party and public liability insurance

(c)	insurance against liability under the Defective Premises Act 1972 (and any other Enactment in respect of which the Landlord requires insurance)

(d)	insurance against Loss of Rent
1.2	The Landlord shall not be obliged to insure under paragraph 1.1 if and to the extent that:
(a)	insurance is not available in the London insurance market or

(b)	any excess exclusion or limitation imposed by Insurers applies or

(c)	the Insurance Policies have become void or voidable by reason of any act neglect or default of the Tenant or any undertenant or any predecessor in title of either of them or any employee servant agent licensee or invitee of any of them and to the extent that any risk which would otherwise be an Insured Risk is not actually insured against as a result of any of the above matters it shall not be treated as an Insured Risk for the purposes of this Lease
1.3	The Landlord will upon request from time to time produce to the Tenant a copy or full details of the Insurance Policies and evidence that they are in force

1.4	The Landlord will notify the Tenant in writing of any change in the Insurance Policies from time to time which is material to the Tenant

1.5	If the Landlord receives any commissions or other benefits for effecting or maintaining insurance under this Lease it shall not be obliged to pass the benefit of them on to the Tenant

1.6	If the Landlord is itself an insurance company it may self-insure in which case it shall be deemed to be doing so at its usual rates and on its usual terms

2	Reinstatement

2.1	If the Premises are destroyed or damaged by the Insured Risks then the Landlord will with all reasonable speed seek all Necessary Consents required to reinstate the Premises and if these are obtained the Landlord will apply the insurance monies received under the Insurance Policy maintained under paragraph 1.1 (a) and all monies received from the Tenant under paragraph 3.2 and 5 and any other contributors in reinstating the Premises with all reasonable speed and will to the extent that the sums are insufficient as a result of the Landlord’s own act neglect or default make up the shortfall out of its own resources

2.2	The Premises need not be reinstated under paragraph 2.1 to the same state appearance or layout as before but following any reinstatement the Building shall be of substantially the same nature quality and net internal area as before and the Building and the Premises shall enjoy substantially the same rights and amenities as before

3	Tenant’s insurance obligations

3.1	The Tenant shall pay to the Landlord on demand the Insurance Charge credit being given to the Tenant for any payments on account made by the Tenant

3.2	The Tenant shall pay to the Landlord on demand any normal excess which the Landlord is required to bear under any Insurance Policy

3.3	The Tenant shall:
(a)	not do or fail to do anything which shall or may cause any of the Insurance Policies to be void or voidable

(b)	not insure or maintain insurance of the Building or the Premises against any of the Insured Risks (save to the extent that the Landlord has failed to do so)

(c)	notify the Landlord of the incidence of any Insured Risk or any other matter which ought reasonably to be notified to the Insurers

(d)	pay on demand the whole of any increase in any premium arising from a breach of paragraph 3.3(a)

(e)	comply with all the conditions of the Insurance Policies and all requirements of the Insurers where such conditions and requirements are notified to the Tenant

(f)	notify the Landlord in writing of the value of any alterations additions or improvements which the Tenant or any undertenant proposes to make before those works are commenced
4	Rent cesser

If the Premises are damaged or destroyed by any of the Insured Risks such that they are unfit for occupation and use then (unless paragraph 5 applies) the Rent or a fair proportion of it according to the nature and extent of the damage in question shall be suspended until the earlier of:
(a)	the date 3 years after the date of such damage or destruction and

(b)	the date on which the Premises are again fit for occupation and use

5	Vitiation of insurance

5.1	If the insurance money under any of the Insurance Policies is wholly or partly irrecoverable (or where paragraph 1.6 applies if such money would under the Landlord’s usual terms of insurance be wholly or partly irrecoverable) by reason of any act neglect or default of the Tenant or any undertenant or any predecessor in title of either of them or any employee servant agent licensee or invitee of any of them or where the sum insured is inadequate as a result of a breach by the Tenant of paragraph 3.3(f) then the Tenant will pay to the Landlord the irrecoverable amount or the amount of the shortfall as the case may be

5.2	Subject to paragraph 5.4 payment under paragraph 5.1 shall be made on the later of the date of demand by the Landlord and the date on which such insurance money (or the relevant part of it) would have been claimable under the Insurance Policies had they not been wholly or partly vitiated

5.3	In addition to any sum payable under paragraph 5.1 the Tenant shall pay interest at the Interest Rate on the relevant sum from the date 14 days from which that sum is due to the date of payment

5.4	The Tenant will if required by the Landlord in writing either make the payment due under paragraph 5.1 or provide security for that payment (in an amount and a form agreed with the Landlord who shall act reasonably in this respect) before the Landlord becomes obliged under paragraph 2.1 to seek all Necessary Consents for reinstatement or to begin reinstatement

6	Determination

If the Premises are destroyed or damaged by any of the Insured Risks such that they are unfit for occupation and use and if the Premises are not made fit for occupation and use within 3 years after that destruction or damage occurs then either the Landlord or the Tenant may by written notice to the other served at any time after that date (but before the Premises are again fit for occupation and use) determine this Lease and if such notice is served:
(a)	this Lease shall forthwith determine but the Determination shall be without prejudice to any right of action of either party in respect of any previous breach of this Lease by the other or to any obligation of the Tenant under paragraphs 3.2 or 5 (and any sums payable under those paragraphs shall be paid on Determination if they have not already become payable) and

(b)	all monies payable under the Insurance Policies or by the Tenant under paragraphs paragraphs 3.2 or 5 shall be paid to and belong to the Landlord absolutely
7	Arbitration

Any dispute under paragraphs 4, 5 or 6 shall be determined by a sole arbitrator to be agreed upon by the Landlord and the Tenant or in default of agreement to be nominated at the request of either of them or both of them jointly by the President and in either case in accordance with the Arbitration Act 1996 (but it is hereby agreed that such arbitrator shall not take the initiative in ascertaining the facts and/or the law and that section 34(2)(g) of the Arbitration Act 1996 shall not apply)

Schedule 6
Tenant’s covenants
1	To pay Rent

1.1	To pay the Basic Rent the insurance Charge and any other sum due to the Landlord under this Lease at the times and in the manner required by this Lease to such address as the Landlord may from time to time require and without deduction or set-off whether legal or equitable

1.2	To pay the Basic Rent by banker’s standing order or direct debit if required by the Landlord to such account in the United Kingdom as shall be specified by the Landlord

1.3	If the Basic Rent or any part of it is not paid in cleared funds within 14 days of the date on which it is due or if any other sum due to the Landlord under this Lease is not paid within 14 days after becoming due (whether or not demanded except where a demand is required by this Lease) the sum in question shall carry interest at the Interest Rate for the period from the date on which it became due until the date of actual payment and that interest shall be paid by the Tenant on demand

1.4	If the Landlord refuses to accept any sums due to it under this Lease because an event referred to in clause 5 has occurred and the Landlord does not wish to waive its rights under that clause then such unpaid sums shall nevertheless bear interest under paragraph 1.3 until the date the sums in question are accepted

2	To pay Outgoings

2.1	To pay and discharge all Outgoings relating to the Premises at the times when they become due

2.2	If at any time the Premises are not separately assessed for any Outgoings the Tenant shall pay to the Landlord on demand a fair proportion of any assessment which includes the Premises

2.3	Not without first obtaining Consent (which shall not be unreasonably withheld or delayed) to make any claim for relief in respect of any Outgoings where to do so might prejudice the Landlord’s own actual or potential entitlement to relief then or in the future

2.4	Not without first obtaining Consent (which shall not be unreasonably withheld or delayed) to agree with the relevant Authority any rating or other assessment in respect of the Premises and to consult with (and have due regard to the reasonable representations of) the Landlord in the negotiations for any such assessment or any appeal against any such assessment

3	Repair and decoration

3.1	To repair the Premises and any Building and to keep them in good and substantial repair and condition provided that the Tenant shall not be obliged to put and keep the Premises in any better state of repair and condition than is evidenced by the attached schedule of condition.

3.2	To keep the Building painted or otherwise decorated to a high standard and to redecorate it to a standard consistent with the attached schedule of condition as to the exterior not less than every 3 years and as to the interior not less than every 5 years and also in each case in the 3 months preceding Determination provided that nothing in this Lease shall require the Tenant to redecorate twice in any 18 month period

3.3	Before starting the last interior redecoration before Determination the Tenant shall obtain Consent (which shall not be unreasonably withheld or delayed) to the colour scheme and the type of decoration

3.4	If any exterior redecoration involves a different colour scheme or a different type of decoration to those then existing the Tenant shall before starting it obtain Consent (which consent shall not be unreasonably withheld or delayed) to the changes

3.5	Paragraphs 3.1 and 3.2 shall not apply to the extent that any lack of repair or decoration is caused by damage by an Insured Risk (unless paragraph 6 of schedule 5 applies)

3.6	To keep the Premises in a clean and tidy condition and to keep any grass plants trees or other areas of soft landscaping at the Premises properly mown or tended as appropriate and to replace any plants or trees which die

3.7	To clean the glass of all windows in the Building both inside and out as often as shall be reasonably necessary

3.8	If the Tenant is in breach of this paragraph 3 then in addition to any other rights which the Landlord may have:
(a)	the Landlord may serve on the Tenant written notice specifying the breach in question and

(b)	the Tenant shall as soon as practicable after receipt of that notice and in any event within 2 months (or sooner in emergency) commence and proceed with all due speed to remedy the breach and

(c)	if the Tenant fails to comply with paragraph 3.8(b) the Landlord may enter the Premises and carry out the relevant work and all costs incurred by the Landlord in so doing shall be a debt from the Tenant to the Landlord which the Tenant shall pay on demand with interest at the Interest Rate from the date of demand to the date of payment
3.9	The Tenant shall give written notice to the Landlord immediately on becoming aware of:
(a)	any damage to or destruction of the Premises or

(b)	any defect or want of repair in the Premises (including without limitation any relevant defect within the meaning of section 4 Defective Premises Act 1972) which the Landlord is liable to repair under this Lease or which the Landlord is or may be liable to repair under common law or by virtue of any Enactment
4	Yielding up on Determination

4.1	On Determination the Tenant shall yield up the Premises to the Landlord with vacant possession in a state of repair condition and decoration which is consistent with the proper performance of the Tenant’s covenants in this Lease

4.2	If on Determination the Tenant leaves any fixtures fittings or other items in the Premises and the Tenant has not removed them within one month of Determination the Landlord may treat them as having been abandoned and may remove destroy or dispose of them as the Landlord wishes and the Tenant shall pay to the Landlord on demand the cost of this with interest at the Interest Rate from the date of demand to the date of payment and indemnify the Landlord against any and all resulting liability

4.3	Immediately before Determination if and to the extent required by the Landlord the Tenant shall reinstate all alterations additions or improvements made to the Premises at any time during the Term (or pursuant to any agreement for lease made before the start of the Term) and where this involves the disconnection of Plant or Conduits the Tenant shall ensure that the disconnection is carried out properly and safely and that the Plant and Conduits are suitably sealed off or capped and left in a safe condition so as not to interfere with the continued functioning of the Plant or use of the Conduits elsewhere in the Premises

4.4	The Tenant shall make good any damage caused in complying with paragraph 4.3 and shall carry out all relevant works (including the making good of damage) to the reasonable satisfaction of the Landlord

4.5	On Determination the Tenant shall apply to the Land Registry for the cancellation of any entry or notice of or relating to or arising out of this Lease or any document supplemental or collateral to it and shall on request supply a copy of such application to the Landlord

4.6	Subject to paragraph 4.5 the Tenant shall return the documents referred to in that paragraph to the Landlord and the Landlord shall return to the Tenant the counterpart thereof

4.7	For the purposes of paragraph 4.5 the Tenant with effect from Determination and not before irrevocably appoints the Landlord as its attorney (with power to sub-delegate such authority to the Landlord’s Solicitors) to apply in the name and at the expense of the Tenant to make the application required by that paragraph in the event that the Tenant fails within 21 days of Determination to make such application

5	Use

5.1	Not to use the Premises for any purpose except the Permitted Use

5.2	Not to use the Premises for any purpose or activity which is illegal immoral unreasonably noisy noxious dangerous or offensive or which may be or become a legal nuisance to or cause damage to the Landlord or any other person or which might be harmful to the Premises or the Building

5.3	not to use or permit or suffer the demised premises or any part thereof to be used for any unlawful illegal or immoral purpose or for the manufacture sale or consumption of intoxicating liquors or for the manufacture sale or consumption of Controlled Drugs as defined by the Misuse of Drugs Act 1971 (otherwise than by a practitioner or pharmacist as defined by that Act) or for the manufacture publication or sale of any article or thing which may be in the opinion of the Superior Landlord be pornographic offensive or obscene or for betting gaming or lotteries or as a hotel club billiards saloon dance hall funfair or amusement premises or for an auction or for any noisy noxious or offensive trade or business

5.4	Not to use the Premises for the purpose of residing or sleeping nor for any sale by auction nor as a betting office

5.5	Not to enter into any covenant in favour of any person (other than the Landlord) nor require a covenant from any person the effect of which is to restrict the use of the Premises further than it is already restricted by this Lease

6	Alterations

6.1	Not to demolish the Building or construct new Buildings or make any alteration addition or improvement to the Premises or the Building whether structural or otherwise except as expressly permitted under paragraph 6.3

6.2	The Tenant may carry out alterations additions or improvements to the Building and/or the Premises which do not affact any part of the exterior or structure of the Building and/or the Premises with Consent provided that within 14 days of completion of such works the Tenant provides to the Landlord details of the works carried out including, where appropriate, as built drawings

6.3	The Tenant may carry out alterations additions or improvements to the Building and/or the Premises which do not affect any part of the exterior or structure of the Building and/or the Premises where:
(a)	the Tenant has submitted to the Landlord detailed plans and specifications showing the works and

(b)	the Tenant has given to the Landlord such covenants relating to the carrying out of the works as the Landlord may reasonably require and

(c)	the Tenant has if reasonably so required by the Landlord provided the Landlord with suitable security which will allow the Landlord to carry out and complete the works if the Tenant fails to do so and

(d)	the Tenant has first obtained Consent to the works (which shall not be unreasonably withheld or delayed)
6.4	Where any works are carried out to or within the Premises to which the CDM Regulations apply and such works are carried out by or on behalf of the Tenant any undertenant (however inferior) or any other occupier of the Premises or any part thereof the Tenant
(a)	shall comply with the CDM Regulations and procure that any person involved in carrying out such works complies with the CDM Regulations

(b)	shall act (or if such works are to be carried out by an undertenant or any other person procure that such undertenant or other person acts) as the only client in respect of such works and shall make (or procure the making of) a declaration to that effect in accordance with regulation 4 of the CDM Regulations

(c)	procure that the declaration mentioned in paragraph 6.4(b) is sent without delay to the Health and Safety Executive in accordance with paragraph 4(4) of the CDM Regulations and that a copy of the Health and Safety Executive’s notice in acknowledgement of the said declaration is delivered without delay to the Landlord

(d)	warrants that it or the relevant undertenant or other person has the competence to perform the duties imposed on a client by the CDM Regulations

(e)	provide the Landlord with a copy of the health and safety file relating to such works upon the completion thereof and (if the Landlord shall so request) copies of the whole or part of the said file immediately on request

(f)	make the health and safety file relating to such works available for inspection by the Landlord on request

(g)	hand over to the Landlord the health and safety file relating to such works on Determination

(h)	forthwith after becoming aware of any relevant information concerning health and safety relating to the Premises to provide such information to the Landlord and to obtain all necessary copyright licences permitting the use of such information
7	Signs

7.1	Not to fix or display in or on the Premises any Sign which can be seen from outside the Premises without first obtaining Consent

7.2	The Landlord shall not unreasonably withhold or delay Consent under paragraph 7.1 to the Tenant placing at the entrances to the Premises and the Building a non-illuminated non-moving Sign specifying the name of the Tenant or any permitted undertenant or occupier and the business carried on at the Premises

8	Dealings with the Premises

8.1	Unless expressly permitted by a Consent granted under paragraphs 8.2, 8.3 or 8.4 the Tenant shall not assign underlet charge part with or share possession or occupation of all or any part of the Premises nor hold the Premises on trust for any other person

8.2	The Landlord shall not unreasonably withhold or delay Consent to a legal charge of the whole of the Premises

8.3	The Landlord shall not unreasonably withhold or delay Consent to an assignment of the whole of the Premises but the Landlord and the Tenant agree for the purposes of section 19(1A) Landlord and Tenant Act 1927, and without limiting the Landlord’s ability to withhold Consent where it is otherwise reasonable to do so or to impose other reasonable conditions, that the Landlord may withhold that Consent unless the following conditions are satisfied:
(a)	the prospective assignee is not a Group Company or a Connected Person and

(b)	In the reasonable opinion of the Landlord the prospective assignee is of sufficient financial standing to enable it to comply with the Tenant’s covenants in this Lease

(c)	the Tenant (and any former Tenant who by virtue of there having been an “excluded assignment” as defined in section 11 Landlord and Tenant (Covenants) Act 1995 has not been released from the Tenant’s covenants in this Lease) enters into an authorised guarantee agreement within the meaning of the Landlord and Tenant (Covenants) Act 1995 with the Landlord in such terms as the Landlord may reasonably require and

(d)	if the Landlord reasonably requires, a guarantor or guarantors acceptable to the Landlord acting reasonably has guaranteed to the Landlord the due performance of the prospective assignee’s obligations in such terms as the Landlord may reasonably require and

(e)	any sum due from the Tenant to the Landlord under this Lease is paid and any other material breach of the Tenant’s covenants in this Lease is remedied and

(f)	the Landlord has received an undertaking from the Tenant’s solicitors in such form as the Landlord may reasonably require to pay to the Landlord on demand the reasonable legal and surveyors’ costs and disbursements (including input Value

Added Tax) incurred by the Landlord and any Superior Landlord in considering the Tenant’s application and preparing negotiating and entering into any relevant documentation whether or not the application is withdrawn or the Consent is granted
8.4	The Landlord shall not unreasonably withhold or delay Consent to an underletting of the Premises as a whole where all of the following conditions are satisfied:
(a)	the prospective undertenant has covenanted with the Landlord that until it assigns the underlease with Consent as required by the underlease it will observe and perform the Tenant’s covenants and obligations in this Lease (except the covenant to pay Rent

(b)	no fine or premium is taken or paid for the grant of the underlease and

(c)	the basic rent payable under the underlease is not less than the rent reasonably obtainable for the underlease and

(d)	any rent-free period or other financial inducements given to the undertenant are no greater than is usual at the time in all the circumstances and

(e)	the underlease contains the same provisions as to assignment as are contained in this Lease, but subject to additional conditions in the equivalent (in the underlease) of paragraph 8.3 that:
(i)	the Consent has first been obtained (which Consent shall not be unreasonably withheld or delayed) and

(ii)	the prospective assignee has covenanted with the Landlord under this Lease in the terms of paragraph 8.4(a)
(f)	Consent to the form of the underlease has first been obtained which Consent shall not be unreasonably withheld or delayed where the provisions of it are consistent with the provisions of this Lease and where the basic rent due under it is reviewable at the same times and on the same terms as the Basic Rent)

(g)	before the underlease is completed or if earlier before the undertenant becomes contractually bound to take the underlease the underlease shall be validly excluded from the operation of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 in accordance with the provisions of section 38A of that Act and the relevant Schedules of the Order

(h)	the Tenant produces to the Landlord adequate evidence of such valid exclusion as referred to in paragraph 8.4(d)
8.5	The Tenant shall:
(a)	enforce against any undertenant the provisions of any underlease and shall not waive them and

(b)	operate the rent review provisions contained in any underlease so as to ensure that the rent is reviewed at the correct times and in accordance with those provisions and

(c)	not accept a surrender of part only of the underlet premises

8.6	The Tenant shall not without first obtaining Consent (which shall not be unreasonably withheld or delayed):
(a)	vary the terms of any underlease or

(b)	agree any review of the rent under any underlease
8.7	The Tenant shall not require or permit any rent reserved by any underlease to be commuted or to be paid more than one quarter in advance or to be reduced

8.8	Any Consent granted under this paragraph 8 shall (unless it expressly states otherwise) only be valid if the dealing to which it relates is completed within 3 months after the date of the Consent

8.9	Within 21 days after any dealing with or transmission or devolution of the Demised Premises or any interest in it (whether or not specifically referred to in this clause 8) the Tenant shall give to the Landlord’s solicitors at that time notice in duplicate specifying the basic particulars of the matter in question and at the same time supply a certified copy of any instrument making or evidencing it (and in the case of an underlease in respect of which the provisions of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 have been excluded a certified copy of both the notice served by the landlord thereunder and of the tenant’s declaration or statutory declaration in response pursuant to section 38A of that Act) and pay those solicitors such registration fee as they shall reasonably demand being not less than £50.

8.10	From time to time on demand during the Term the Tenant shall provide the Landlord with particulars of all derivative interests of or in the Premises including particulars of rents rent reviews and service and maintenance charges payable in respect of them and copies of any relevant documents and the identity of the occupiers of the Premises

9	Legal Obligations and Necessary Consents

9.1	The Tenant shall comply with all Legal Obligations

9.2	Where the Tenant receives from an Authority any formal notice relating to the Premises (whether or not the notice is of a Legal Obligation) it shall immediately send a copy to the Landlord and if requested by the Landlord make or join in making such objections representations or appeals in respect of it as the Landlord may reasonably require (except those which are to the detriment of the business of the Tenant or any permitted occupier of the Premises)

9.3	Where any Legal Obligation requires the carrying out of works to the Premises the Tenant shall (if and to the extent required by this Lease) apply for Consent and such Consent shall not be unreasonably withheld or delayed and any Necessary Consents to carry out the works and after obtaining them the Tenant shall carry out the works to the reasonable satisfaction of the Landlord

9.4	Before doing anything at the Premises which requires any Necessary Consents (and whether or not the Landlord shall have issued its Consent to that thing under the other provisions of this Lease) the Tenant shall:
(a)	obtain all Necessary Consents for the purpose and

(b)	produce copies of all Necessary Consents to the Landlord and

(c)	obtain Consent (which Consent shall not be unreasonably withheld or delayed) to the Necessary Consents and the implementation of them
Provided that the Tenant shall not without first obtaining Consent (such Consent not to be unreasonably withheld or delayed) make or alter any application for any Necessary Consent

9.5	Where any Necessary Consent implemented by the Tenant or any undertenant or permitted occupier of the Premises requires works to be carried out by a date subsequent to Determination the Tenant shall ensure that those works are completed before Determination

9.6	If the Tenant receives or is entitled to receive any statutory compensation in relation to the Lease (other than from the Landlord) and if Determination occurs otherwise than by effluxion of time the Tenant shall upon Determination pay to the Landlord a fair proportion of that compensation

9.7	If and when called upon to do so the Tenant shall produce to the Landlord all plans documents and other evidence which the Landlord may require in order to satisfy itself that this paragraph 9 has been complied with

9.8	It is hereby agreed that the Tenant shall not be liable to the Landlord for any Legal Obligation relating to Environmental Damage that occurred prior to the date of this Lease

10	Conduits and Plant

10.1	Not to use the Conduits or the Plant:
(a)	for any purpose other than that for which they are designed or

(b)	so as to exceed the capacity for which they are designed
10.2	The Tenant will keep clean and free from obstruction all Conduits in the Premises

10.3	The Tenant shall effect and maintain (and provide the Landlord with copies of) comprehensive maintenance contracts in respect of all Plant

11	Overloading damage and method of use

11.1	The Tenant shall not overload any part of the Premises or the Building

11.2	The Tenant shall not install in the Premises any machinery other such machinery as is consistent with the Permitted Use

11.3	The Tenant shall maintain to the reasonable satisfaction of the Landlord and to the satisfaction of the Insurers adequate fire prevention apparatus upon the Premises and shall from time to time remove from the Premises all waste and inflammable material as quickly as possible

11.4	The Tenant shall not light or maintain open fires in the Building

11.5	The Premises and the Building are each to be locked or otherwise secured when not in use

11.6	The Tenant shall not keep produce or use any Hazardous Material on the Premises without first obtaining Consent (such Consent not to be unreasonably withheld or delayed) nor (whether or not Consent is given) cause any Environmental Damage

11.7	Any request by the Tenant for Consent under paragraph 11.6 shall be in writing and shall be accompanied by
(a)	all information required to demonstrate to the reasonable satisfaction of the Landlord that any such Hazardous Material is necessary to the business of the Tenant and will be kept produced or used in such manner as to comply with all Legal Obligations applicable to such Hazardous Material and to prevent Environmental Damage

(b)	all relevant information regarding compliance with any relevant Legal Obligations (such information to include without limitation copies of applications for Necessary Consents relating to any manufacturing processes, waste treatments, recycling, storage or disposal practices)
11.8	The Tenant shall forthwith notify the Landlord in writing of any change in the facts and circumstances assumed or reported in any application for or granting of Consent or any Necessary Consent to any Hazardous Material kept produced or used on the Premises

11.9	The Tenant shall indemnify the Landlord against all losses claims or demands in respect of any Environmental Damage arising out of the use or occupation of the Premises or the state of repair of the Premises provided that nothing in this clause shall make the Tenant liable for Environmental Damage occuring prior to the date of this Lease

12	Rights and easements

12.1	The Tenant shall not grant to any third party any rights of any nature over the Premises (except as permitted under paragraph 8)

12.2	The Tenant shall preserve all easements and rights currently enjoyed by the Premises and in particular (without limitation) will not obstruct any of the windows of the Building

12.3	The Tenant shall not do or omit to do anything whereby any right of prescription may arise against the Landlord

12.4	The Tenant shall:
(a)	Within the requisite timescale register this Lease or any estate or interest granted by it in favour of the Tenant required to be protected by registration at the Land Registry

(b)	if so required in writing by the Landlord act as the Landlord’s agent in lodging at the Land Registry such application as the Landlord may require to be made in consequence of the proposed application by the Tenant

(c)	upon completion of all applications for registration supply the Landlord as soon as reasonably practicable with official copies of the Landlord’s and Tenant’s title
13	Entry by Landlord

13.1	Upon reasonable prior written notice (except in emergency when no notice need be given) the Tenant shall permit the Landlord and those authorised by it at all times to enter (and remain unobstructed on) the Premises for the purpose of:
(a)	exercising the rights reserved by schedule 3 or

(b)	inspecting the Premises for any purpose or

(c)	making surveys or drawings of the Premises or

(d)	complying with the Landlord’s obligations under this Lease or with any other Legal Obligation of the Landlord or

(e)	erecting a notice board stating that the Premises are to let (where no application to renew has been made by the Tenant pursuant to the provisions of the Landlord and Tenant Act 1954) or for sale (which the Tenant shall not remove interfere with or obscure)

(f)	carrying out works which are the responsibility of the Tenant under this Lease but which the Tenant has failed to do provided that the Landlord shall first have given written notice to the Tenant specifying the breach and has given the Tenant a reasonable time within which to remedy the breach
13.2	To keep the Landlord informed of the names addresses and telephone numbers of at least two persons who have keys to the Premises

14	Costs

14.1	The Tenant shall pay to the Landlord on demand on a full indemnity basis all costs expenses losses and liabilities incurred by the Landlord as a result of or in connection with:
(a)	any breach by the Tenant of any of its covenants or obligations in this Lease and/or the enforcement or attempted enforcement of those covenants and obligations by the Landlord

(b)	any application for Consent under this Lease whether or not that Consent is refused or the application is withdrawn

(c)	the preparation and service of any notice under section 146 or 147 Law of Property Act 1925 notwithstanding that forfeiture may be avoided otherwise than by relief granted by the Court

(d)	the preparation and service of any notice under paragraph 3.8 or any schedule of dilapidations served during the Term or within 2 months after Determination
14.2	If any payment which fails to be made by the Tenant to the Landlord under this Lease by way of indemnity or on an indemnity basis (initial indemnity payment) is taxable in the Landlord’s hands the sum payable shall be increased so that after payment of tax on it the Landlord retains a net sum equal to the initial indemnity payment

15	Loss of Guarantor

If any person who has guaranteed to the Landlord the Tenant’s obligations contained in this Lease dies or is the subject of any of the events referred to in clause 5(c) then within 14 days after the event the Tenant shall give notice of it to the Landlord and if so required by the Landlord at the expense of the Tenant the Tenant shall within 28 days after that event procure a further guarantee in the same terms from a party acceptable to the Landlord

16	Title Matters

16.1	The Tenant shall observe and perform all covenants in respect of the Premises arising from the Title Matters so far as they affect the Premises and are still subsisting

16.2	Without limiting paragraph 16.1 the Tenant shall pay to the Landlord on demand any sums which the Landlord may be required to pay to any other party under the Title Matters (except for rent under any Superior Lease) or as a contribution to the cost of repair decoration inspection testing maintenance or renewal of any areas or structure used by the Premises in common with other parties

17	Indemnity

To indemnify the Landlord from and against legal liability in respect of all loss, damage, actions, proceedings, claims, demands, costs, damages, liability and expenses in respect of any injury to or the death of any person or damage to any property movable or immovable or the infringement, disturbance or destruction of any right, easement or privilege or otherwise by reason of or arising in any way directly or indirectly out of the repair, state of repair, condition, existence or any alteration to or to the user of the Premises or anything now or hereafter attached to or projecting from the Premises and from all proceedings, costs, claims and demands of whatsoever nature in respect of any such liability or alleged liability

18	Observe Headleases

To observe and perform all the covenants on the part of the Tenant contained in the Headleases and are not expressly assumed by the Landlord in this Lease.

19	Indemnity for breach of Headlease

To indemnify and keep indemnified the Landlord against all damage damages losses costs expenses actions demands proceedings claims and liabilities made against or suffered or incurred by the Landlord arising directly or indirectly out of any breach by the Tenant of the covenant to observe the Headleases set out in paragraph 18 above.

20	Permit access to Landlord

To permit the Landlord to enter upon the Premises for any purpose that is in the opinion of the Landlord necessary to enable it to comply with the covenants on the part of the tenant contained in the Headleases or to avoid the forfeiture thereof notwithstanding that the obligation to comply with such covenants may be imposed on the Tenant by this Lease.

21	Permit access to Superior Landlord

To permit the Superior Landlord and all persons authorised by it to enter the Premises for the purposes specified and upon the terms contained in the Headleases as if the provisions in the Headleases were incorporated in this Lease.

22	Superior Landlord’s Costs

Where the Landlord makes an application under the Lease for consent and the consent of the Superior Landlord is also required under the Headleases to pay on an indemnity basis:
(a)	all costs and other expenses properly incurred by the Landlord in relation to that application including seeking the Superior Landlord’s consent whether that application is granted refused offered subject to any qualification or withdrawn.

(b)	professional advice obtained by the Landlord in relation to that application.

(c)	the costs and other expenses of the Superior Landlord in relation to that application.

Schedule 7
Landlord’s covenants
Quiet enjoyment
The Tenant may peaceably hold and enjoy the Premises during the Term without any lawful interruption or disturbance from or by the Landlord or any person claiming through under or in trust for the Landlord

Executed as a deed by	)

Threadneedle Property Investments Limited	)	Authorised signatory
as an attorney of Zurich Assurance Ltd under	)
a power of attorney dated or with effect from 1 January 2005)

	)	Authorised signatory

Executed as a deed by Oilgear Towler Limited	)
acting by	)
)

Director

Director/Secretary

Dated	2005
ZURICH ASSURANCE LTD
OILGEAR TOWLER LIMITED

RENT DEPOSIT DEED

Addleshaw Goddard

Contents

		Page
	Clause
1	Definitions	1
2	Supplemental Deed	2
3	Rent Deposit	2
4	Withdrawals	2
5	Interest	3
6	Transfer of reversion	3
7	Release of Rent Deposit	3
8	General Provisions	4
9	Charge	4
10	Notices	4
11	Third Parties	4

	The Schedule

	The Property	5

This Deed is dated                2005
Between
(1)	Zurich Assurance Ltd (Company No. 2456671) whose registered office is at UK Life Centre Station Road Swindon Wiltshire SN1 1EL (Landlord)

(2)	Oilgear Towler Limited (Company No. 565938) whose registered office is at Oaklands Road Rodley Leeds LS 13 1LG (Tenant) It is agreed

1	Definitions

1.1	In this Deed:

Account means an interest bearing account in the name of the Landlord at such bank as the Landlord may from time to time nominate

Deposit Balance means the balance from time to time standing to the credit of the Account

Lease means the Lease dated between the Landlord (1) and the Tenant (2) and includes any documents which are from time to time supplemental to the Lease whether or not expressed to be so

Property means that property brief particulars of which are contained in the schedule hereto

Rent Deposit means £112,500 plus a sum equivalent to value added tax thereon being the sum which the Tenant has initially deposited with the Landlord including any accrued interest which has not been paid to the Tenant

Term means the term granted by the Lease
1.2	In this Deed unless the context otherwise requires
(a)	references to numbered clauses or schedules are to the relevant numbered clauses or schedules of this Deed

(b)	references to this Deed or the Lease or to any specified provision of this Deed or the Lease are to this Deed, the Lease or that provision as in force for the time being and as amended from time to time

(c)	the contents table and the descriptive headings to clauses are inserted for convenience only have no legal effect and shall be ignored in the interpretation of this Deed

(d)	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include an individual company corporation firm partnership unincorporated association or body of persons and any state or agency thereof

(e)	the expressions “Tenant” and “Landlord” include their respective successors whether immediate or derivative

(f)	any reference to statute is to be construed as a reference to such statute as amended from time to time unless otherwise stated

2	Supplemental Deed

This Deed is supplemental to the Lease

3	Rent Deposit

3.1	The Landlord acknowledges receipt from the Tenant of the Rent Deposit

3.2	The Landlord will place the Rent Deposit (together with all money received subsequently under the terms of this Deed as part of the Rent Deposit) in the Account and (subject to the provisions of clause 5) will hold the Deposit Balance throughout the Term (subject to clause 7) as security for
(a)	payment by the Tenant on the due date of all of the rents payable under the Lease

(b)	payment by the Tenant of any other sums which may become due to the Landlord from time to time under the Lease and of any damage suffered by the Landlord due to the Tenant’s failure to observe and perform its covenants under the Lease or this Deed

(c)	compliance by the Tenant with the covenants and conditions contained in the Lease and this Deed
3.3	The Tenant will at all times maintain the Deposit Balance in a sum equivalent to the Rent Deposit

3.4	If as a result of any withdrawal by the Landlord or for any other reason the Deposit Balance is at any time less than the Rent Deposit, the Tenant will within fourteen days after written notice from the Landlord (and notwithstanding any dispute of any kind whatsoever as to any withdrawal from the Account by the Landlord) deposit with the Landlord a sum equal to the difference between the Deposit Balance and the Rent Deposit

3.5	Immediately following any increase of rent payable under the Lease, the Tenant will deposit with the Landlord a sum equal to the difference between the Deposit Balance and the Rent Deposit

4	Withdrawals

The Landlord may from time to time after notifying the Tenant in writing make withdrawals from the Account of sums sufficient to compensate the Landlord for any non-payment, delay in payment or damage suffered by or debt due to the Landlord arising from any of the following events
(a)	any failure by the Tenant during the Term to pay, within fourteen days after the due date, any of the rents or other sums payable under the Lease or any mesne profits for which the Tenant may be liable in respect of the Property

(b)	any default by the Tenant in complying with any covenant or conditions contained in the Lease relating to any other matter

(c)	forfeiture or disclaimer of the Lease or the Tenant ceasing to exist

5	Interest

The Landlord will arrange for payments of all interest earned in respect of the Account to be made (net of any tax required to be deducted by the Landlord before the Landlord accounts to the Tenant) to the Tenant yearly at the address stated in this Deed or at such other address as the Tenant may from time to time notify to the Landlord in writing unless and to the extent that the Tenant is in breach of clause 3.3

6	Transfer of reversion

If the Landlord transfers the reversion immediately expectant upon the determination of the Term the Landlord will:
(a)	transfer the Deposit Balance to the transferee of the reversion and assign the benefit and the burden of this Deed to that transferee

(b)	procure that the transferee of the reversion, no later than the date of the transfer, covenants in a deed with the Tenant to observe and perform the obligations of the Landlord under this Deed

(c)	on delivery of the deed of covenant referred to in clause 6(a) to the Tenant the Landlord (being the transferor) will cease to be liable for any default in compliance with any provision contained in this Deed
7	Release of Rent Deposit

7.1	The Deposit Balance shall be held by the Landlord (subject to the Landlord’s prior right to withdraw and retain all or any part of the Deposit Balance in or towards all liabilities of the Tenant from time to time outstanding in respect of a Default by the Tenant) until the earliest of the following:
(a)	a lawful assignment of the Lease by the Tenant

(b)	14 days after the Expiry of the Term

(c)	6 months after the disclaimer or forfeiture of the Lease

(d)	The date which is 3 years from and including the date hereof provided that such release shall be conditional upon the Tenant having materially complied with all the covenants on the part of the Tenant contained in the Lease up to and including such date
7.2	The Deposit Account shall be closed and the Deposit Balance shall be paid to the Tenant (after first being applied in satisfaction of all costs or losses or claims which have been fully ascertained and in respect of which the Landlord is entitled to make a withdrawal from the Deposit Balance) upon the happening of the earliest of the events referred to in clause 7.1

7.3	Without prejudice to the generality of clause 7.2 costs or losses or claims referred to therein other than on a lawful assignment of the Lease shall include in respect of any breach which is not remedied by the Expiry of the Term or as the case may be the disclaimer or forfeiture of the Lease a sum equivalent to:
(a)	the loss of rent from the Property (and Value Added Tax thereon) and

(b)	the liability to pay any outgoings in respect of the Property (and Value Added Tax thereon)
in both cases for as long as the breach remains unremedied provided that where the Term is terminated by disclaimer or forfeiture the Landlord shall be entitled to apply the Deposit Balance in payment of the rent and other outgoings which would have been payable if the Lease had not been disclaimed or forfeited until the earlier of:
(i)	6 months from the date of disclaimer or forfeiture or

(ii)	the date upon which a new lease of the Property is granted or the Landlord otherwise disposes of an interest in the Property on terms substantially similar to those contained in the Lease provided that for the purposes of this clause 7.3(b)(ii) no such lease or disposal shall be deemed to have been made until the expiry of any rent concessionary period granted by the Landlord to the ingoing tenant or occupier
8	General Provisions

8.1	The Deposit Balance will at all times be and remain the property of the Tenant subject to the charge contained in clause 9

8.2	The Landlord’s rights of re-entry contained in the Lease will be exercisable on any default by the Tenant in compliance with any provision contained in this Deed as well as on the happening of any of the events mentioned in the Lease

8.3	The provisions of this Deed will not in any way lessen or affect the Tenant’s or any guarantor’s obligations under the Lease or lessen the Landlord’s rights to take any action or proceedings under the Lease in respect of any default by the Tenant in complying with any of the covenants or conditions contained in the Lease

8.4	All reasonable and proper expenses incurred by the Landlord in maintaining the Account will be paid or indemnified (as the case may be) by the Tenant to the Landlord on demand and if not so paid within 14 days of any demand may be withdrawn by the Landlord from the Account

9	Charge

The Tenant with full title guarantee charges the Account and the Deposit Balance as security for payment or reimbursement (as the case may be) to the Landlord of the sums referred to in clause 3

10	Notices

Section 196 Law of Property Act 1925 (as amended by the Recorded Delivery Service Act 1962) shall apply to all notices which may need to be served under this Deed

11	Third Parties

Unless expressly stated nothing in this Deed will create any rights in favour of any person pursuant to the Contract (Rights of Third Parties) Act 1999
In witness of which the Landlord and the Tenant have caused their Common Seals to be affixed to this Deed which is intended to be and is delivered the day and year first before written but not before

The Schedule
37 Burley Road, Leeds as more particularly defined by the Lease

Oilgear Towler Limited
37 Burley Road, Leeds LS3 1JT England
Tel: 0113 394 7300
Fax: 0113 394 7301
E-mail:enquiries@oilgear-towler.co.uk

Executed as a deed by	)
Threadneedle Property Investments Limited	)	Authorised signatory
as an attorney of Zurich Assurance Ltd under a	)
power of attorney dated or with effect from	)
1 January 2005

	)	Authorised signatory

Executed as a deed by Oilgear Towler Limited	)
acting by	)
)
Director

Director/Secretary

Registered Office: 37 Burley Road, Leeds LS3 1JT
Registered in England: No 565938, VAT No. 426 5850 40.